EXHIBIT 23.1


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the 1998 Stock Option Plan of OmniCorder Technologies, Inc. (the "Company") of our report dated March 10, 2005 on our audits of the consolidated financial statements of the Company as of December 31, 2004 and 2003, and for each of the two years in the period ended December 31, 2004, and for the period from February 7, 1997 (inception) to December 31, 2004 which includes an explanatory paragraph as to an uncertainty with respect to the Company's ability to continue as a going concern and is included in the Company's Annual Report on Form 10-KSB, for the year ended December 31, 2004, filed April 1, 2005.




/s/ Marcum & Kliegman LLP
-------------------------
Marcum & Kliegman LLP


New York, New York
April 4, 2005